UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 21, 2011 (October 17, 2011)

IVEDA SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	98-0611159
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 8500 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

On October 17, 2011, Iveda Solutions, Inc. (“Iveda”), with the approval of the Audit Committee of the Board of Directors, appointed Albert Wong & Co. (“AW”) as Iveda’s principal accounting firm.  Since 2008, AW has served as the principal accounting firm for Sole Vision Technologies (“MegaSys”), a Taiwanese corporation acquired by Iveda in April 2011.  Due to the larger business comprised by the MegaSys subsidiary, Iveda decided to replace its existing principal accounting firm, Farber Hass Hurley LLP (“FHH”), with AW in order to increase efficiencies and reduce costs in its auditing procedures.  FHH will continue to assist Iveda with certain accounting functions relating to Iveda.

None of FHH’s reports on the financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion, nor were any of such reports qualified or modified as to uncertainty, audit scope, or accounting principles.  During the fiscal years ended December 31, 2010 and December 31, 2009, and during the subsequent interim period preceding the dismissal, there were no (i) disagreements with FHH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of FHH, would have caused FHH to make reference to the subject matter of the disagreements in connection with its report, or (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).  A copy of FHH’s response letter with respect to these statements by the Company has been filed herewith as Exhibit 16.1.

During the fiscal years ended December 31, 2010 and December 31, 2009, and though the date of the appointment of AW, Iveda has not consulted AW regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Iveda has appointed Richard C. Gibson, 59, as Senior Vice President of Global Sales and Support, effective October 24th, 2011.  Prior to joining Iveda, from 2008 to 2011, Mr. Gibson served at SEER Technology, Inc. as the Director of Corporate Development and then as the Senior Vice President of Sales and Support.  Before joining SEER, from 2003 to 2005, Mr. Gibson served as the Chief Operating Officer and Senior Vice President of Sales and Marketing of CyberAir Network Corporation.  Before CyberAir, Mr. Gibson held the following positions:  Vice President of Sales and Marketing, and then President, of NetSafe, a developer of secure email systems; Director of Global Customer Management, and then the Director of External Business Development, of Motorola Inc.’s Global Infrastructure Solutions Group; and Vice President of Sales and Marketing of Intercell Corporation, a developer and manufacturer of shielded antennas for cell phones and radios.  Mr. Gibson received his Bachelor of Science Degree in International Relations, summa cum laude from the University of Minnesota and his MBA from Thunderbird-American School of International Management.

Mr. Gibson will be employed under the terms of an offer letter dated September 21, 2011.  His base salary will be $80,000 per year plus commissions.  In connection with his employment, and subject to approval of Iveda’s board of directors, he will be granted the option to purchase 100,000 shares of Iveda Common Stock under Iveda’s employee stock incentive plan at an exercise price equal to the fair market value of Iveda stock on the grant date.  The option will vest 25% upon grant and then 25% each subsequent year of employment (for the next three years), and will be subject to the terms and conditions of Iveda’s stock option plan and standard form of stock option agreement.  Mr. Gibson will also be eligible to participate in various fringe benefit plans, including group health insurance, 401(k), vacation program, bonus plan participation, if applicable or once available.

The offer letter to Mr. Gibson is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit	No. Description

10.1	Offer Letter from Iveda Solutions, Inc. to Richard C. Gibson, dated September 21, 2011.

16.1	Letter from Farber Hass Hurley LLP, dated October 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVEDA SOLUTIONS, INC. (Registrant)

Date: October 21, 2011	By:	/s/ Luz Berg
Luz Berg Chief Operating Officer and Corporate Secretary